                                                                   EXHIBIT 10.86

      PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH PORTIONS ARE DESIGNATED "***".

      THIS SUPPLY AGREEMENT ("Agreement"), is made and entered into as of the 2nd day of November, 2004, between Wagner Brake, a division of Federal-Mogul Corporation, with a mailing address of 26555 Northwestern Hwy. Southfield, MI 48034, Attention: Vice President - Aftermarket Sales, America ("SUPPLIER") and Monro Service Corporation, a Delaware corporation, with a mailing address of 200 Holleder Parkway, Rochester, NY 14615 ("CUSTOMER").

                              W I T N E S S E T H:

            IN CONSIDERATION OF THE MUTUAL PROMISES SET FORTH IN THIS AGREEMENT, and other good, valuable and sufficient consideration, the receipt and adequacy of which are hereby acknowledged, SUPPLIER hereby agrees to sell and deliver, and CUSTOMER hereby agrees to purchase, receive and pay for, the SUPPLIER'S products described below at CUSTOMER'S premises identified on the attached Schedule A, and any future locations the CUSTOMER may acquire, open, manage or operate on the following terms and conditions:

1. TERM. This Agreement shall commence February 1, 2005 (the "Effective Date") and be in effect until March 31, 2010 (the "Agreement Period"). CUSTOMER expressly agrees that this Agreement is independent of any other agreement between CUSTOMER and SUPPLIER. This Agreement shall remain in effect unless terminated pursuant to the provisions hereof regardless of the termination or expiration of any other agreement between CUSTOMER and SUPPLIER.

2. INTERIM PERIOD. The CUSTOMER may begin purchasing products from the SUPPLIER during the period between the date this Agreement is signed by both parties and the Effective Date (the "Interim Period") in order to facilitate CUSTOMER'S transition to the PRODUCTS (as defined in Section
      3). Any purchases during the Interim Period shall be subject to the following conditions and/or exceptions:

      A.    Interim Period Pricing (as defined in Schedule B) shall apply;

      B.    There shall be no minimum purchase requirements;

      C.    The Fill Rate Guarantee (as defined in Section 8) shall not apply;

      D. *** (as defined in Section 21) shall not be assigned to SUPPLIER by CUSTOMER;

      E.    The Marketing Allowance cited in Section 13.A shall apply; and

      F.    The provisions outlined in Section 17 shall apply.

3. PRODUCTS. SUPPLIER shall sell and deliver, and CUSTOMER shall purchase, pay and provide safe access for the delivery of the products offered by SUPPLIER for purchase by CUSTOMER as shown (with applicable pricing) on Schedule B ("Products").

            During the Agreement Period, CUSTOMER shall purchase a minimum amount of the Products (net of any returns made by CUSTOMER ***, the "Purchase Requirement") during the applicable period ("Period").

Period                                      Purchase Requirement
------                                      --------------------
February 1, 2005 - March 31, 2006                   ***

April 1, 2006 - March 31, 2007                      ***

April 1, 2007 - March 31, 2008                      ***

April 1, 2008 - March 31, 2009                      ***

April 1, 2009 - March 31, 2010                      ***

            It is understood that CUSTOMER will actively promote and purchase Wagner ThermoQuiet friction products as its primary premium friction line. It is anticipated that during the term of this Agreement CUSTOMER will purchase *** in Products from SUPPLIER. If CUSTOMER'S aggregate purchases of Product do not reach the Purchase Requirement during any Period, CUSTOMER shall be permitted to carry forward, in the manner described in the following sentence, the difference between the Purchase Requirement and the aggregate amount of the all purchases for such Period (the "Shortfall Amount"). The CUSTOMER shall purchase the Shortfall Amount, if any, from all Periods (together, the "Aggregate Shortfall Amount") under the provisions of this Agreement, within six (6) months following the expiration of the Agreement Period. These Purchase Requirements include all brake categories except brake calipers. If CUSTOMER'S purchases for any Period should exceed the applicable Purchase Requirement for such Period, the excess amount will be credited against the Aggregate Shortfall Amount.

4. PRICE/PAYMENT. Prices for the products are set forth on Schedule B and are subject to change upon written notice to CUSTOMER; such notice shall be delivered to CUSTOMER at least sixty (60) days in advance. SUPPLIER will not increase any prices for a period of ***. Any future price adjustments shall generally allow CUSTOMER to remain competitive with comparable products sold by CUSTOMER'S competitors. ***. Except for income taxes incurred by SUPPLIER, CUSTOMER is responsible for payment of all applicable taxes, fees and other government-imposed charges, whether or not included in such prices. If compliance with law prevents SUPPLIER from charging or CUSTOMER from paying the price provided in this Agreement, any resulting failure to perform shall be excused pursuant to Section 7 hereof. Each delivery hereunder shall be considered a separate sale.

5. PRODUCT IDENTIFICATION. SUPPLIER shall have the right at any time to change or discontinue use of any trademark, service mark, trade dress, trade name or other indication of source of origin ("Marks") under which the Products are sold. If SUPPLIER discontinues the use of any Mark which the CUSTOMER, in its sole discretion, deems as being critical to its on-going business, the CUSTOMER shall have the right to terminate this agreement under the conditions outlined below. CUSTOMER shall use its best efforts to maintain the quality, good name and reputation of SUPPLIER and the Products. CUSTOMER shall not alter in composition, co-mingle with products from other sources, or otherwise adulterate the Products. CUSTOMER shall not bring or cause to be brought any proceedings, either administrative or judicial in nature, contesting SUPPLIER'S ownership of rights to, or registrations of the Marks.

6. PROTECTION OF LOGOS AND TRADEMARKS. CUSTOMER shall permit SUPPLIER a limited right to use CUSTOMER'S trade names, trademarks, logos and service marks ("Customer's Marks") for promotional purposes pursuant to the terms set forth in this Section. CUSTOMER must give prior approval, in each instance and in its sole discretion, of SUPPLIER'S intended use of Customer's Marks including, but not limited to: usage in pamphlets, brochures, marketing materials, trade magazines or journals, press releases, and electronic media. SUPPLIER shall not alter in composition, co-mingle with any marks from its other customers or otherwise adulterate Customer's Marks. SUPPLIER shall not bring, or cause to be brought, any proceedings, either administrative or judicial in nature, contesting CUSTOMER'S ownership of rights to, or registrations of the Customer's Marks. CUSTOMER shall indemnify and hold SUPPLIER harmless from any losses or liabilities or damages in connection with any claim brought by a third party against SUPPLIER alleging that SUPPLIER'S possession or use of the CUSTOMER'S Marks pursuant to, and in accordance with, the terms of this Agreement infringes the rights of such third party.

7. FORCE MAJEURE. The parties to this Agreement shall not be responsible for any delay or failure to perform under this Agreement (other than to make payments when due hereunder) if delayed or prevented from performing by act of God; transportation difficulty; strike or other industrial disturbance; any law, regulation, ruling, order or action of any governmental authority; fire; or any other cause or causes beyond such party's reasonable control whether similar or dissimilar to those stated above.

8. PRODUCT AVAILABILITY. SUPPLIER shall endeavor to provide CUSTOMER with sufficient product to meet its needs. Notwithstanding Section 7, in the event the SUPPLIER is unwilling and/or unable to supply CUSTOMER with any Products CUSTOMER shall order from SUPPLIER, the CUSTOMER shall seek to purchase products from alternate sources. In such instances, as they may occur, CUSTOMER'S Purchase Requirement for the applicable Period shall be reduced by the aggregate value of such product purchased by CUSTOMER from alternate sources.

      SUPPLIER shall on each individual purchase order, maintain a shipping ratio in excess of 85% of the value of CUSTOMER'S order (the "Fill Rate Guarantee"). If SUPPLIER'S shipping ratio falls below 85% ***. CUSTOMER will be responsible for tracking shipping performance by purchase order and invoice, maintaining back-up documentation, ***.

                  ***.

9. COMPLIANCE WITH LAWS/TAXES. CUSTOMER shall, at its own expense, (i) comply with all applicable laws, regulations, rulings and orders, including without limitation those relating to taxation, workers' compensation, and environmental protection; (ii) obtain all necessary licenses and permits for the purchase and sale of the Products; and (iii) pay directly, or reimburse SUPPLIER on demand if paid by SUPPLIER (except as otherwise provided), all taxes, inspection fees, import fees, and other governmental charges imposed by this Agreement, the Products, or on the sale, purchase, handling, storage, advertising, distribution, resale or use of the Products.

10. SUPPLIER'S RIGHT TO INSPECT. SUPPLIER, or its authorized agents, shall have the right, but not the obligation, to inspect CUSTOMER'S premises, bearing the Marks, or being represented to contain the Products, at any time during business hours.

11. TERMINATION; REMEDIES. This Agreement may be terminated under the terms of this Section.

            A.    An "Event of Default" shall mean any of the following events:

                  (i) If CUSTOMER defaults in the performance of or breaches any provision of Section 3 of this Agreement;

                  (ii) The provisions of Section 16 notwithstanding, any payment due hereunder is unpaid past the 10th calendar day of the second month following shipment; or

                  (iii) Either party materially defaults in the performance of or material breaches any other provision of this Agreement; or

                  (iv) (a) After the date of this Agreement, a voluntary petition under Chapter 7 or 11 of the Bankruptcy Code is filed by or against either party, or a final order for relief under Chapter 7 of the Bankruptcy Code is entered, or any Chapter 11 proceedings are converted to proceedings under Chapter 7 of the Bankruptcy Code pursuant to a final order for relief;

                        (b) Either party makes an assignment for the benefit of creditors or a similar transfer of or action involving a material portion of its assets for purposes of liquidating such assets;

                        (c) Any secured or lien creditor commences a foreclosure action of its liens, security interest(s) and/or mortgage(s) against, and obtains the right to possession or control over, a material portion of such party's assets; or

                  (v) SUPPLIER discontinues the use of any Supplier Mark according to the terms of section 5 of this Agreement; or

                  (vi) The Aggregate Shortfall Amount outstanding at any one time during the Agreement Period exceeds ***.

      B. Upon the occurrence of any Event of Default, the party not causing or responsible for the Event of Default may give written notice to the other party. If the Event of Default is not cured by the notified party within 60 days of the written notice, then the party giving the written notice is entitled to terminate this Agreement immediately, but in no event later than six months after the notice, by providing written notice of termination.

      C. In the event that this Agreement is terminated by CUSTOMER other than in accordance with Sections 11.B, 11.D or 11.E of this Agreement, or by SUPPLIER in accordance with Section 11 of this Agreement, CUSTOMER shall pay to SUPPLIER as liquidated damages (and not as a penalty) an amount as outlined below. The amount of liquidated damages shall be determined by multiplying the applicable termination fee outlined below times the number of full calendar months remaining in the Agreement Period. The entire amount of such liquidated damages shall be paid to SUPPLIER within ninety (90) days of the effective date of the termination of this Agreement.

Termination Date                            Termination Fee
----------------                            ---------------
***                                               ***

***                                               ***

***                                               ***

      D. In the event that a change of control of SUPPLIER shall result in a party, person or corporate entity controlling a majority share of SUPPLIER and such party, person or corporate entity shall be a citizen of, or based in, a country which is, or becomes, listed on the United States of America's Department of State's Office of Defense Trade

            Control's Embargo Reference Chart the CUSTOMER shall have the immediate right to terminate this agreement without penalty, assessment of liquidated damages or prior notification.

      E. If CUSTOMER is acquired, either directly or indirectly, through the sale of a majority of its assets or stock, CUSTOMER shall be permitted to terminate the Agreement upon six (6) months prior written notice to SUPPLIER. CUSTOMER agrees to pay SUPPLIER liquidated damages *** of those otherwise determined in Section 11.C.

      F. Upon termination of this Agreement in accordance with section 11 of this Agreement, CUSTOMER shall not be entitled to any further ***, except those which have been earned but remained unpaid by the SUPPLIER. Additionally, ***.

12. NOTICE. Any written notice required or permitted to be given under this Agreement shall be sufficient for all purposes hereunder if in writing and personally delivered or sent by any means providing for return receipt to the address provided for the party in question in the heading of this Agreement. Any party may change the mailing address or other information provided for it in the heading hereof by written notice given in accordance with this Section 12.

13. PROMOTIONAL AND MARKETING SUPPORT. In consideration of the terms of this Agreement, SUPPLIER agrees to provide the following Marketing Support to the CUSTOMER:

      A. ***, calculated on qualified net purchases, payable quarterly. Credit to be issued within 60 days of close of the quarter.

      B. *** which may potentially vary from *** based on the *** from the CUSTOMER. This rebate will be paid annually based on *** from the CUSTOMER. ***.

      C. During the first (1st) year of the Agreement, SUPPLIER shall reimburse CUSTOMER a maximum of ***, and no more than *** per three
            (3) month period, for all expenses associated with marketing, advertising and other promotional programs associated with launching SUPPLIER'S product line(s). CUSTOMER shall be required to provide copies of supportive documents for such claims.

      D. Beginning on the *** anniversary of the Agreement, SUPPLIER shall provide a Marketing Support Fund of *** per year, payable in quarterly installments of *** with the first payment commencing following the calendar quarter.

      E. All credits shall be issued in the form of a credit memo delivered to the CUSTOMER within 60 days of the end of a calendar year or calendar quarter, depending on the structured timing of such payments. With respect to any credit memo issued by SUPPLIER under this Agreement, SUPPLIER must post credit to CUSTOMER'S account(s) with such credits identified on monthly billing statements, and CUSTOMER must apply such credit(s) against balance(s) owed within three (3) months of their respective issuance(s).

14.   PRODUCT WARRANTY.

      A. SUPPLIER shall not be liable for any warranty claims by CUSTOMER or others. CUSTOMER agrees to handle and dispose of any warranty product without cost to, or involvement of, the SUPPLIER. ***. The foregoing discount is CUSTOMER'S exclusive remedy. SUPPLIER shall not be liable for incidental or consequential damages.

      B. Notwithstanding section 14(A), in the event of a product recall or production problem resulting in a "batch" or "lot" of product defects on a particular part, CUSTOMER may return such products for replacement products, ***, once authorization has been obtained from the SUPPLIER'S sales representative.

      C. Each party agrees to indemnify and hold harmless the other party, its customers, employees and agents from and against all liability, demands, claims, suits, losses and court costs, by reason of, or on account of, property damage, death and/or personal injury of whatsoever nature or kind arising directly from the negligence, willful misconduct or breach of contract of such party, its employees or agents. Each party shall provide prompt notice to the other party of any such claims and shall actively cooperate with the other party with respect to the defense of such claim, provide all information in such detail as requested. The party notified of its indemnification obligations shall have sole control of the defense of any claim or complaint, and the sole authority for settlement (subject only to the requirement that the terms of any such settlement shall include a full release of the other party). This indemnity shall terminate on the expiration or termination of this Agreement; however, the termination shall not terminate, limit or affect this indemnity with respect to any Products ordered prior to such date of termination.

      D. SUPPLIER agrees to maintain minimum liability insurance coverage, and to have such insurance contract(s) endorsed to include Monro Muffler Brake, Inc., Monro Service Corporation, Monro Leasing, LLC, and their employees, directors, officers and agents under ISO Form CG2026. Minimum liability coverage is identified on Schedule F.

15. TERMS OF SALE. Shipped products will be billed to CUSTOMER with payment terms of 2% 2nd 10th prox. 2% prompt pay discounts may not be taken if the payment is postmarked after the 10th of the month due.

16. DISCREPANCIES / PAYMENT OF INVOICES. In the event of a discrepancy between product ordered, product billed and product received, or pricing applied to product received, it will be the responsibility of the CUSTOMER to include a Vendor Charge Back (VCB) stating the discrepancy along with payment. While the amount of the discrepancy may be deducted from the statement payment, the CUSTOMER will have 60 days to provide proof or substantiation that the charge back is warranted so that it can be corrected. If it is not substantiated within 60 days from the invoice due date it must be paid back. Under no circumstances shall the payment for the entire statement or invoice be withheld or delayed for such a discrepancy.

17.   PRE-PAID FREIGHT / ***.

      A. SUPPLIER will ship orders via common carrier, prepaid, if net order value is over $1500 or whatever the prevailing SUPPLIER freight policy is at the time.

      B.    ***

      C.    ***

      D.    ***

      E.    ***

            (i)   ***

            (ii)  ***

18. OBSOLESCENCE RETURNS. The SUPPLIER will accept up to 5% of the previous year's net purchases for product returns. These returns may only include current parts that are overstocked, or parts scheduled for obsolescence and/or supersession. Competitive product or parts already obsolete (not in the current prevailing price sheet) are not eligible for return.

19.   ***

      A.    ***

      B.    ***

      C.    ***

20. CHANGEOVER PROCEDURES / COSTS. The SUPPLIER makes no commitment to re-label, rebox, handle, or take return of any competitive product other than that specifically listed above. Additionally, the CUSTOMER agrees that any incidental costs incurred by the changeover including, but not limited to training, cataloging, marketing, promotion, and administrative are covered by the *** set forth in Section 12; CUSTOMER will seek no additional remuneration from the SUPPLIER for any such costs.

21. ***. The SUPPLIER agrees to accept from the CUSTOMER, certain of CUSTOMER'S *** due to SUPPLIER, subject to the following conditions:

      A.    SUPPLIER will accept up to *** from CUSTOMER in ***.

      B. The SUPPLIER will accept up to *** from CUSTOMER in *** during any one calendar year.

      C. SUPPLIER and CUSTOMER shall mutually agree to the timing and application of orders which will be remitted by way of *** from CUSTOMER'S account to the account of SUPPLIER.

22. INDEPENDENT CONTRACTOR. The business conducted by CUSTOMER at CUSTOMER'S premises shall be the independent business of CUSTOMER, and the entire control and direction of the activities of such business shall be and remain with CUSTOMER. This contract and the elements provided herein are based on CUSTOMER being considered "closed distribution". That is, parts being sold to CUSTOMER are for the exclusive use of CUSTOMER'S installation facilities and will not be re-distributed or resold to businesses or installation facilities outside of Monro Service Corp., or Monro Muffler Brake, Inc. CUSTOMER shall not be the employee or agent of SUPPLIER, and CUSTOMER shall make no representation to the contrary.

23. TIME OF THE ESSENCE/WAIVER. In performing all obligations under this Agreement, time is of the essence. The failure of any party hereto to exercise any right such party may have with respect to breach of any provision of this Agreement shall not impair or be deemed a waiver of such party's rights with respect to any continuing or subsequent breach of the same or any other provision of this Agreement.

24. ETHICAL BUSINESS PRACTICE. CUSTOMER agrees to comply with all confidentiality and access to information requirements in Federal, State and Local laws and regulations. Through an adherence to, among other things, the provisions of CUSTOMER'S Code of Ethics, a copy of which may be found at http://www.monro.com/CorpSite/CodeOfEthics.pdf, all employees of CUSTOMER are required to maintain the highest standards of honesty, integrity and trustworthiness. Execution of this Agreement is evidence of SUPPLIER'S willingness to acknowledge these standards.

25. PRODUCT CATALOGS. SUPPLIER agrees to provide complete and accurate catalog information to CUSTOMER for all Products, as outlined below. All electronic data must be supplied in the then current format specified by the Automotive Aftermarket Industry Association ("AAIA").

      A. Electronic information providing coverage for a minimum of 95% of all vehicles serviced by CUSTOMER during the current and preceding twenty (20) years, and

      B. Electronic information will be updated at least semi-annually, and provided in its entirety, and

      C. Corrections of identified erroneous electronic information will be provided monthly; and

      D. Electronic information will provide the correct part information for the specific vehicle application, without regard to CUSTOMER'S decision to stock such part, and

      E. SUPPLIER shall provide, upon release of same, a quantity of each catalog, specification guide or other such media, in an amount sufficient to supply each location operated or managed by CUSTOMER.

                  Failure to provide catalog information as outlined above will result in CUSTOMER obtaining the electronic information and/or print catalog editions in a manner most expeditious and beneficial to CUSTOMER. SUPPLIER agrees to reimburse CUSTOMER for any and all costs associated with having to obtain catalog information from alternate source(s).

26. EXECUTION AND ACCEPTANCE. This Agreement or any modification hereof shall not be binding upon SUPPLIER until it has been duly accepted by SUPPLIER, as evidenced by the signature of one of SUPPLIER'S authorized officers or representatives in SUPPLIER'S offices, with an executed counterpart delivered to CUSTOMER. Commencement of business between the parties prior to such acceptance, signature and delivery of a counterpart shall not be construed as a waiver by SUPPLIER of this condition.

27. POLICY / PROCEDURES. Any sales policy or procedure or procedure not specifically called out in this contract will default to the policies and procedures listed in Schedule E - "Federal-Mogul US Aftermarket Sales Policies - Revised 5/20/04"

28. ENTIRETY OF CONTRACT. This writing is intended by the parties as the final, complete and exclusive statement of the terms, conditions and specifications of their agreement and is intended to supersede all previous oral or written agreements and understandings between the parties relating to its specific subject matter. No employee or agent of SUPPLIER has authority to make any statement, representation, promise or agreement not contained in this Agreement. No prior stipulation, agreement, understanding or course of dealing between the parties or their agents with respect to the subject matter of this

      Agreement shall be valid or enforceable unless embodied in this Agreement. No amendment, modification or waiver of any provision of this Agreement shall be valid or enforceable unless in writing and signed by all parties to this Agreement. This Agreement shall supersede, and shall not be modified or amended in any way by the terms of, any purchase order which may be issued by CUSTOMER for the purchase of product hereunder.

29. SEVERABILITY. If any provision of this Agreement or the application of any such provision to any person or circumstance is held invalid, the application of such provision to any other person or circumstance and the remainder of this Agreement will not be affected thereby and will remain in full effect.

30. GOVERNING LAW. THIS AGREEMENT HAS BEEN DELIVERED AND ACCEPTED AND SHALL BE DEEMED TO HAVE BEEN MADE AT ROCHESTER, NEW YORK. Any dispute, claim or controversy arising out of or related to this Agreement (or any of the Agreements attached hereto as exhibits) or breach, termination or validity thereof, may be, by mutual consent of the parties, settled by arbitration conducted expeditiously, in English, in accordance with the commercial Arbitration Rules of the American Arbitration Association ("AAA"). Within ten (10) business days of the filing of arbitration, the parties shall select a sole independent and impartial arbitrator in accordance with such Rules. If the parties mutually agree to arbitration, but are unable to agree upon an arbitrator within such period, the AAA will appoint an arbitrator on the eleventh (11th) day, which arbitrator shall be experienced in commercial matters. The arbitrator will issue findings of fact and conclusions of law to support his/her opinion and is not empowered to award damages in excess of compensatory damages. The place of arbitration shall be Rochester, New York. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Notwithstanding any of the foregoing, either party may seek remedies through the courts, including, without limitation, injunctive relief, prior and without prejudice to arbitration in accordance with this provision. THE PARTIES HEREBY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING DIRECTLY OR INDIRECTLY HEREUNDER.

                  Notwithstanding anything contained in this Agreement, SUPPLIER shall not be liable in any arbitration, litigation or other proceeding for anything other than actual, compensatory damages.

31. RENEWABILITY. Subject to the requirement that CUSTOMER purchase Product in the amount of the Aggregate Shortfall Amount in Section 3, this Agreement has an established term and shall not automatically renew upon its expiration. If mutually desired, the Parties agree to terminate this Agreement and replace it with another Agreement prior to the expiration of the established term of this Agreement.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first written above.

FEDERAL-MOGUL CORPORATION                 MONRO SERVICE CORPORATION

Signature:  /s/ Joseph P. Felicelli       Signature: /s/ Robert Gross
            -----------------------                  ---------------------------

Name:       Joseph P. Felicelli           Name:      Robert Gross

Title:      Executive Vice President      Title:     President/CEO

Date:       November 2, 2004              Date:      November 2, 2004